Exhibit 99
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The first half of 2012 was quite good at First Mid despite a very challenging economy and regulatory environment as we realized growth in earnings, earnings per share, reduced levels of non-performing assets, a stronger capital position, an increase in book value and tangible book value per share and an increase in the common stock dividend.

Net income for the first six months of 2012 was $6,869,000 compared to $5,423,000 for the first half of 2011. Diluted earnings per share increased to $.80 per share compared to $.61 per share for the first half of 2011 and the common stock dividend grew to $.21 per share compared to $.19 per share in the first half of 2011.

Non-performing loans and other real estate owned declined to $9.7 million at June 30, 2012 compared to $12.0 million at December 31, 2011 and $15.3 million on June 30, 2011. Net loan charge-offs amounted to $696 thousand during the first half of 2012 which is down from $1.6 million of loans charged off in the first six months of 2011. The improvement in these two metrics allowed us to reduce the provision for loan losses to $1.0 million for the first half of 2012 compared to $1.9 million in the same period last year.  A measurement which we feel is a key indicator of balance sheet strength is the percentage of the allowance for loan losses to the level of non accrual loans. On June 30, 2012 this ratio had increased to 184% up from 165% at December 31, 2011 and 104% on June 30, 2011.

The net result of these financial improvements was an increase in the book value of First Mid common stock to $16.89 per share on June 30, 2012 from $16.18 on December 31, 2011 and $15.54 on June 30, 2011. Tangible book value per share (book value less goodwill and other intangible assets) correspondingly increased with tangible book value growing to $12.04 on June 30, 2012 compared to $11.24 on December 31, 2011 and $10.53 on June 30, 2011.

This quarter we also issued the final $8.25 million of our Series C Preferred Stock subscribed for by investors who required, and recently obtained, regulatory approval.

As a regulated business, we pay particular attention to capital and capital planning.  All of our relevant capital ratios have increased in recent quarters to levels well in excess of current regulatory requirements. In June, 2012, the regulatory agencies issued a proposal for new capital requirements as well as the introduction of different formulas for computing capital adequacy. These new requirements are complex and, when adopted, will no doubt impact banks of all sizes by requiring them to operate with somewhat higher levels of capital than in the past. These proposals are just one component of an ongoing comprehensive effort by banking regulators to strengthen and stabilize the U.S. banking system and, in doing so avoid a repeat of the economic disruption associated with the financial crisis that began in September 2008. We are currently in the process of evaluating the new proposals and will incorporate the requirements into our future capital planning.

A more detailed analysis of our financial results will be included in the second quarter 2012 Form 10-Q which will be filed with the Securities and Exchange Commission and be available for viewing at www.firstmid.com on or about August 8, 2012.

In summary, I am pleased with the financial progress we have made in 2012 as well as with progress not directly reflected in the financial statements.

Earlier in 2012, we began a three-year project which we have identified as Excellence 2015. This project has as its core objective broad based initiatives that will benefit all of our stakeholders before April 2015, the 150th anniversary of First Mid-Illinois Bank & Trust, N.A. Consistent with that objective, during the second quarter, we completed projects to streamline our account opening process so as to reduce the time required to open a deposit account and we added additional features to our electronic banking platforms for both business and retail customers. To expand the reach and impact of our Wealth Management business line, we added professionals to our team who will focus on retirement plan participants across our footprint.

At the risk of sounding like a broken record, I once again need to speak about the challenging operating environment which First Mid and other banks are operating within. The U.S. economy has been very slow to recover from the recession of 2008/2009 with some economists predicting a further slowdown in the months ahead.  As a result, the interest rate environment has been difficult for banks for some time with no signs of material improvement in the foreseeable future. Another challenge impacting the agricultural community is the heat and dry conditions which have persisted for the past several weeks in central Illinois.  While it is too early to accurately predict the financial effects of this weather pattern, it is likely that crop yields in 2012 will be below historical averages in most of our service area. First Mid has been a quality provider of financial services to the agricultural community throughout our history and our commitment to agriculture remains as strong as ever and we look forward to working with our agricultural customers during these difficult conditions.

Despite the challenges and complexities now associated with banking, I remain confident and optimistic about our future. So to all shareholders, customers and employees, thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

July 26, 2012

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Jun 30	Dec 31
	2012	2011

Assets
Cash and due from banks	$35,616	$43,356
Federal funds sold and other interest-bearing deposits	67,695	29,746
Certificates of deposit investments	11,737	13,231
Investment securities:
Available-for-sale, at fair value	510,027	478,916
Held-to-maturity, at amortized cost (estimated FV of $51 at
Jun 30, 2012 and $51 at Dec 31, 2011, respectively)	51	51
Loans	845,925	860,074
Less allowance for loan losses	(11,455)	(11,120)
Net loans	834,470	848,954
Premises and equipment, net	30,338	30,717
Goodwill, net	25,753	25,753
Intangible assets, net	3,510	3,934
Other assets	23,065	26,298
Total assets	$1,542,262	$1,500,956

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$215,240	$198,962
Interest bearing	1,018,560	971,772
Total deposits	1,233,800	1,170,734
Repurchase agreements with customers	118,030	132,380
Other borrowings	9,750	28,000
Junior subordinated debentures	20,620	20,620
Other liabilities	6,127	8,255
Total liabilities	1,388,327	1,359,989
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
10,427 shares in 2012 and 8,777 shares in 2011)	52,035	43,785
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,622,775 shares in 2012 and 7,553,094 shares in 2011)	30,491	30,212
Additional paid-in capital	30,481	29,368
Retained earnings	75,300	71,739
Deferred compensation	2,972	2,904
Accumulated other comprehensive income (loss)	3,790	3,148
Treasury stock at cost, 1,587,886 shares in 2012
and 1,546,529 in 2011	(41,134)	(40,189)
Total stockholders’ equity	153,935	140,967
Total liabilities and stockholders’ equity	$1,542,262	$1,500,956

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the year ended June 30,	2012	2011

Interest income:
Interest and fees on loans	$21,870	$22,743
Interest on investment securities	5,955	5,172
Interest on certificates of deposit	34	40
Interest on federal funds sold & other deposits	47	196
Total interest income	27,906	28,151
Interest expense:
Interest on deposits	2,730	3,597
Interest on repurchase agreements with customers	75	75
Interest on other borrowings	504	394
Interest on subordinated debt	286	501
Total interest expense	3,595	4,567
Net interest income	24,311	23,584
Provision for loan losses	1,031	1,856
Net interest income after provision for loan losses	23,280	21,728
Non-interest income:
Trust revenues	1,612	1,520
Brokerage commissions	310	307
Insurance commissions	1,084	1,118
Services charges	2,289	2,297
Securities gains (losses), net	823	377
Impairment losses on securities	0	(246)
Mortgage banking revenues	563	239
ATM / debit card revenue	1,691	1,721
Other	705	731
Total non-interest income	9,077	8,064
Non-interest expense:
Salaries and employee benefits	11,523	11,059
Net occupancy and equipment expense	4,014	3,950
FDIC insurance	463	720
Amortization of intangible assets	424	572
Legal and professional expense	1,108	1,080
Other	3,867	3,922
Total non-interest expense	21,399	21,303
Income before income taxes	10,958	8,489
Income taxes	4,089	3,066
Net income	$6,869	$5,423

Per Share Information (unaudited)
For the year ended June 30,	2012	2011
Basic earnings per common share	$0.80	$0.61
Diluted earnings per common share	$0.80	$0.61
Book value per share at Jun 30	$16.89	$15.54
OTCBB market price of stock at Jun 30	$25.75	$18.00

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the year ended June 30,	2012	2011

Balance at beginning of period	$140,967	$112,265
Net income	6,869	5,423
Dividends on preferred stock and common stock	(3,308)	(2,870)
Issuance of preferred and common stock	9,553	20,145
Purchase of treasury stock	(911)	(1,380)
Deferred compensation and other adjustments	123	56
Changes in accumulated other comprehensive income	642	4,064
Balance at end of period	$153,935	$137,703

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements (unaudited):	2012	2011
For the year ended June 30,

Leverage ratio	9.71%	8.79%
Tier 1 capital to risk-weighted assets	14.88%	13.92%
Total capital to risk-weighted assets	16.04%	15.06%